 Exhibit 16.1

December 14, 2007

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re: INTERCONTINENTAL RESOURCES, INC.

This is to confirm that the client-auditor relationship between Intercontinental Resources, Inc. and Chisholm, Bierwolf & Nilson, LLC ceased as of December 14, 2007 in regards to all accounting and auditing services and all quarterly reports up through and including December 14, 2007. For the period from original retention to September 30, 2007, and from the subsequent interim period through Chisholm, Bierwolf & Nilson, LLC's dismissal on December 14, 2007, there has been no disagreement between the Company and Chisholm, Bierwolf & Nilson, LLC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Chisholm, Bierwolf & Nilson, LLC would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

I have read Item 4(a)(ii) included in the Form 8K related to the Stock Purchase Agreement and Share Exchange between Intercontinental Resources, Inc. and China Valves Holdings Limited, Co., filed with the Securities and Exchange Commission and am in agreement with the statements contained therein.

CHISHOLM, BIERWOLF & NILSON LLC

/s/  Chisholm, Bierwolf & Nilson LLC
December 14, 2007